Exhibit 23.3

                         Independent Auditors' Consent


          We consent to the use of our report incorporated by reference in the registration statement on Form S-8 of e.spire Communications, Inc. and subsidiaries as filed with the Securities and Exchange Commission on May 1, 1998 relating to the consolidated balance sheets of e.spire Communications, Inc. and subsidiaries as of June 30, 1996 and December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years ended June 30, 1995 and 1996, the six months ended December 31, 1996 and the year ended December 31, 1997, which report appears in the December 31, 1997 Annual Report on Form 10-KSB of e.spire Communications, Inc.



                                      /s/ KPMG Peat Marwick LLP
                                      ----------------------------
                                      KPMG Peat Marwick LLP

Washington, DC
May 1, 1998